SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 7, 2008

Sanders Morris Harris Group Inc.

(Exact name of registrant as specified in its charter)

Texas

(State or other jurisdiction of incorporation)

0-30066	76-0583569
(Commission File Number)	(IRS Employer Identification No.)

600 Travis, Suite 5800, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 993-4610

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On March 7, 2008, Sanders Morris Harris Group Inc. (the “Company”) announced that Bruce R. McMaken, age 48, has been elected to the position of Executive Vice President — Corporate. Mr. McMaken joined SMH Capital Inc. (formerly Sanders Morris Harris Inc.) in 1992 and is currently a Senior Vice President. He serves as a manager for the SMH Private Equity Group Funds I and II and for The M.D. Anderson Proton Therapy Center, a for-profit venture between The University of Texas M.D. Anderson Cancer Center, the Company, and private investors that developed and operates a cancer treatment facility in Houston. He currently serves on the boards of Tantalus Systems Corp., which provides advanced, wireless metering systems for utilities, and of Compact Power, Inc., a manufacturer and distributor of compact labor-saving power equipment. He received his B.A. degree from Cornell University in 1981.

Item 7.01 Regulation FD Disclosure.

On March 7, 2008, at approximately 9:00 a.m. CST, George L. Ball, Chairman of the Board of the Company, hosted, together with other members of management, the Company’s fourth quarter and year-end 2007 earnings conference call (the “Earnings Call”).

During the Earnings Call, Mr. Ball and Rick Berry, Chief Financial Officer, of the Company discussed that the Company is studying the possibility of separating its asset and wealth management business and capital markets business into two units and possibly spinning off the capital markets unit. There are a number of tax, public company cost, structural, and organizational issues involved. The Company expects its review to be completed within 60 to 90 days.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANDERS MORRIS HARRIS GROUP INC.

	By:	/s/ Ben T. Morris
Ben T. Morris,
Chief Executive Officer

Date: March 7, 2008